SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                                 AUGUST 9, 1999
                Date of Report (Date of earliest event reported)


                                  INNOVEX, INC.
             (exact name of registrant as specified in its charter)

          MINNESOTA                  0-13143                 41-1223933
(State or other jurisdiction     (Commission File          (IRS Employer
     of incorporation)                Number)            Identification No.)




          530 ELEVENTH AVENUE SOUTH, HOPKINS, MN             55343-9904
         (Address of principal executive offices)            (Zip Code)


                                 (612-938-4155)
              (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

On August 9, 1999, Innovex Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of Innovex, Inc. ("Innovex"), completed its cash tender offer (the "Offer") for all outstanding shares of common stock (the "Shares"), including the associated rights, of ADFlex Solutions, Inc. ("ADFlex"), at a purchase price of $3.80 per share. The tender offer expired at midnight, New York City time, on August 3, 1999. The Purchaser accepted for payment 6,804,284 Shares for a purchase price of approximately $25.9 million. The acceptance of validly tendered Shares resulted in the Purchaser and Innovex acquiring approximately 76% of the outstanding Shares.

The Offer was made pursuant to the Offer and Agreement and Plan of Merger (the "Merger Agreement") dated as of July 1, 1999, by and among ADFlex, Innovex and the Purchaser. Pursuant to the Merger Agreement, a special meeting of ADFlex shareholders to vote on a proposal to approve and adopt the Merger Agreement was held on September 14, 1999. Pursuant to the Merger Agreement, the Purchaser was merged with and into ADFlex (the "Merger") and the Shares (other than Shares held by ADFlex or by any subsidiary of ADFlex, or owned by Innovex, Purchaser or any other subsidiary of Innovex, which shall be cancelled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporate Law) will be converted into the right to receive $3.80 per share net in cash. As a result of the Offer, the Purchaser has the right to vote at the special meeting a sufficient number of Shares to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption. The Merger was effected September 14, 1999.

The total consideration paid for Shares under the Offer and under the second step of the Merger is expected to be approximately $34.3 million. Innovex is financing the Offer and the Merger utilizing internally available funds. Pursuant to the Merger Agreement, Innovex and the Purchaser was required to pay off all outstanding balances under that certain Credit Agreement among ADFlex, BankBoston N.A. and BankBoston N.A., as agent for Lenders, as amended (the "Credit Agreement"). Innovex obtained a credit facility totaling in principal amount $40,000,000, that was utilized to refinance amounts owed under the Credit Agreement, pay down ADFlex's current liabilities and pay related transaction costs.

ADFlex is a leading supplier of flexible circuit based solutions to the computer, computer peripheral, communications, and consumer electronics industries. Applications for these flex-based interconnects include cellular phones, hard disk drives, other storage systems, high end consumer products, notebook computers, pagers, and personal communication systems.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired.

     (1) Audited Financial Statements of ADFlex Solutions, Inc. as of December 27, 1998 and December 31, 1997 and for the years ended December 27, 1998 and December 31, 1997 and 1996 (attached as Appendix A hereto).

     (2) Unaudited Financial Statements of ADFlex Solutions, Inc. as of June 27, 1999 and for the six-month periods ended June 27, 1999 and June 30, 1998 (attached as Appendix B hereto).

(b)  Pro Forma Financial Information.

     (1) Pro Forma Financial Information consisting of an unaudited pro forma condensed combined balance sheet as of June 30, 1999 and unaudited pro forma condensed combined statements of operations for the nine month period ended June 30 ,1999 and the year ended September 30, 1998 (attached as Appendix C Hereto).

(c)  Exhibits.

     2.1 Agreement and Plan of Merger, dated July 1, 1999, by and among ADFlex Solutions, Inc., Innovex, Inc. and Innovex Acquisition Corp. (incorporated by reference to Exhibit (c)(1) of the Innovex Inc.
          Schedule 14(d)(1) Tender Offer Statement filed with the Commission on July 7, 1999).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       INNOVEX INC.
                                       Registrant


Date: October 19, 1999                 By: \s\ Thomas W. Haley
                                           Thomas W. Haley
                                           Chairman and Chief Executive Officer

                                INDEX TO EXHIBITS

Exhibits                                                                 Page
--------                                                                 ----

2.1  Agreement and Plan of Merger, dated July 1, 1999, by and among
     ADFlex Solutions, Inc., Innovex, Inc. and Innovex Acquisition
     Corp.                                                            Previously
                                                                         filed

                                                                      APPENDIX A

ADFLEX SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------
                                                                                DECEMBER 27,    DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                                   1998            1997
------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                     $    5,325      $    9,092
   Accounts receivable, net                                                          24,747          31,581
   Other receivables                                                                  1,161           1,167
   Inventories                                                                        9,397          19,297
   Deferred tax assets                                                                2,072           1,823
   Prepaid taxes                                                                         --             647
   Prepaid expenses and other current assets                                          1,952           1,400
------------------------------------------------------------------------------------------------------------
   Total current assets                                                              44,654          65,007

Property, plant and equipment, net                                                   55,351          42,257
Intangible assets                                                                     1,933           2,449
Deferred tax assets                                                                   6,326           4,463
Other assets                                                                             40              24

                                                                                 $  108,304      $  114,200
------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                 $       63      $    2,250
   Line of credit                                                                    13,000           7,000
   Accounts payable                                                                  15,927          22,692
   Accrued liabilities                                                                7,183           6,162
   Current portion of long-term debt  and capitalized leases                         24,613           1,959
------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                         60,786          40,063

Long-term debt                                                                           69          23,230
Commitments and contingent liabilities
Stockholders' Equity:
   Preferred stock, $.01 par value, 10,000,000 shares authorized;
     None issued and outstanding
   Common stock, $.01 par value, 40,000,000 shares authorized;
     8,928,249 and 8,768,472 shares issued and outstanding at
     December 27, 1998 and December 31, 1997, respectively                               89              88
   Additional paid-in capital                                                        63,856          62,562
   Retained earnings (deficit)                                                      (16,496)        (11,743)
------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                      47,449          50,907
------------------------------------------------------------------------------------------------------------
                                                                                 $  108,304      $  114,200
------------------------------------------------------------------------------------------------------------


See Accompanying Notes to Consolidated Financial Statements.

ADFLEX SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  YEARS ENDED
                                                                   DECEMBER 27,            DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                  1998            1997           1996
-------------------------------------------------------------------------------------------------------------
Net sales                                                          $  170,097      $  213,878      $  156,836
Cost of sales                                                         152,976         175,826         138,273

-------------------------------------------------------------------------------------------------------------
Gross profit                                                           17,121          38,052          18,563
Operating expenses:
   Engineering, research & development                                  7,437           7,990           7,366
   Amortization of intangible assets                                      516             129           2,386
   Selling, general & administrative                                   12,706          15,353          13,254
   Restructuring charges                                                   --              --          29,248
-------------------------------------------------------------------------------------------------------------
   Total operating expenses                                            20,659          23,472          52,254

-------------------------------------------------------------------------------------------------------------

Operating income (loss)                                                (3,538)         14,580         (33,691)
   Interest income                                                        287             218             223
   Interest expense                                                    (2,972)         (2,102)         (1,511)
   Other income (loss), net                                              (379)           (101)             92
   Minority interest in earnings of consolidated joint venture             --            (181)            109
-------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                      (6,602)         12,414         (34,778)
Income tax expense (benefit)                                           (1,849)          3,818          (9,754)
-------------------------------------------------------------------------------------------------------------

Net income (loss)                                                  $   (4,753)     $    8,596      $  (25,024)
-------------------------------------------------------------------------------------------------------------

Net income (loss) per share:
   Basic                                                           $    (0.54)     $     0.99      $    (2.92)
   Diluted                                                         $    (0.54)     $     0.97      $    (2.92)
-------------------------------------------------------------------------------------------------------------

Common and common equivalent shares used
   in the calculation of net income (loss) per share:
   Basic                                                                8,867           8,712           8,580
   Diluted                                                              8,867           8,894           8,580
-------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

ADFLEX SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF EQUITY

                                                        COMMON STOCK           ADDITIONAL      RETAINED
                                                                                PAID-IN        EARNINGS         TOTAL
(IN THOUSANDS, EXCEPT SHARE DATA)                   SHARES        AMOUNT        CAPITAL        (DEFICIT)        EQUITY
------------------------------------------------------------------------------------------------------------------------
   Balance at December 31, 1995                   8,282,312     $       83     $   58,786     $    4,685      $   63,554
------------------------------------------------------------------------------------------------------------------------

Issuance of common stock through employee
   stock purchase plan and exercise of stock
   options, including tax benefit of $665           351,196              3          1,756             --           1,759

Net loss                                                 --             --             --        (25,024)        (25,024)
------------------------------------------------------------------------------------------------------------------------

   Balance at December 31, 1996                   8,633,508             86         60,542        (20,339)         40,289
------------------------------------------------------------------------------------------------------------------------

Issuance of common stock through employee
   stock purchase plan and exercise of stock
   options, including tax benefit of $402           134,964              2          2,020             --           2,022

Net income                                               --             --             --          8,596           8,596
------------------------------------------------------------------------------------------------------------------------

   Balance at December 31, 1997                   8,768,472             88         62,562        (11,743)         50,907
------------------------------------------------------------------------------------------------------------------------

Issuance of common stock through employee
   stock purchase plan and exercise of stock
   options, including tax benefit of $125           159,777              1          1,294             --           1,295

Net loss                                                 --             --             --         (4,753)         (4,753)
------------------------------------------------------------------------------------------------------------------------

   Balance at December 27, 1998                   8,928,249     $       89     $   63,856     $  (16,496)     $   47,449
------------------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

ADFLEX SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEARS ENDED
                                                                        DECEMBER 27,          DECEMBER 31,
(IN THOUSANDS)                                                              1998           1997          1996
----------------------------------------------------------------------------------------------------------------
Operating activities:
Net income (loss)                                                        $  (4,753)     $   8,596      $ (25,024)
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Depreciation and amortization                                           9,035          6,622          8,208
     Restructuring charges                                                      --             --         29,248
     (Gain) loss on disposal of assets                                        (103)            --            184
     Minority interest                                                          --            181             --
     Deferred taxes                                                         (2,112)         5,683         (9,772)
     Changes in operating assets and liabilities:
       Accounts receivable                                                   6,834         (6,432)        (9,557)
       Inventories                                                           9,900         (4,307)         1,834
       Prepaid expenses and other current assets                               101         (2,945)        (2,029)
       Payables and accrued liabilities                                     (5,744)        (2,821)        11,347
----------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                   13,158          4,577          4,439

Investing activities:
Capital expenditures                                                       (21,510)       (14,462)       (13,763)
(Increase) in other assets                                                     (16)            --            (10)
Decrease in acquisition payable                                                 --             --        (12,375)
Investment in joint venture                                                     --           (491)           491

----------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                      (21,526)       (14,953)       (25,657)

Financing activities:
Issuance of common stock, net of expenses                                    1,295          2,022          1,759
Net activity on line of credit                                               6,000         (3,000)        10,000
Payments on capitalized lease obligations                                     (160)          (151)          (143)
Payments on current notes payable                                           (2,187)          (500)            --
Payments on long-term debt                                                  (5,749)       (10,000)            --
Issuance of debt                                                             5,402         25,000
----------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                    4,601         13,371         11,616

Net increase (decrease) in cash and cash equivalents                        (3,767)         2,995         (9,602)
Cash and cash equivalents at beginning of year                               9,092          6,097         15,699
----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                 $   5,325      $   9,092      $   6,097
----------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
Cash paid for:
   Interest                                                              $   2,326      $   2,714      $     665
   Income taxes                                                                212            520          1,409

----------------------------------------------------------------------------------------------------------------

Supplemental disclosure of non-cash financing activities:
    Equipment acquired under capital lease obligations                   $     102      $      --      $      --
    Debt issuance costs valued at $0.3 million payable in March 1999           300             --             --
     Issuance of note payable in connection with acquisition of Hana
      interest in ATL                                                           --          2,750             --
----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS ADFlex Solutions, Inc. (the Company) is a worldwide provider of flexible circuit interconnect solutions to original equipment manufacturers in the electronics industry. The Company offers customized flexible circuit applications and services from initial design, development and prototype to fabrication, assembly and test on a global basis. The Company targets high-volume markets where miniaturization, form and weight are driving factors and flexible circuits are an enabling technology. Applications for flexible circuits currently addressed by the Company include notebook computers, portable communication devices such as cellular telephones and pagers, data storage devices such as hard disk drives, tape drives and arrays, and high-end consumer electronics products such as compact disk players. The Company serves customers located in North America, Europe and Southeast Asia.

BASIS OF PRESENTATION
The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has failed to meet certain provisions of its credit agreement in February 1999 and expects to fail to meet another covenant at March 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying 1998 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management is currently negotiating with funding sources to provide additional capital to the Company. In addition, management of the Company has met with the lenders in an attempt to restructure the credit facility, or otherwise satisfactorily resolve the existing defaults. It is not possible, however, to predict at this time the success of management's efforts. No assurance can be given that the outcome of the Company's negotiating efforts with the lenders will not adversely affect the Company's business, financial condition, results of operations and cash flows.

PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

On August 27, 1996, the Company announced the establishment of a joint venture with Hana Microelectronics (Hana), a diversified electronics manufacturer headquartered in Thailand, to produce and test advanced chip-on-flex and surface mount technology assemblies. The venture, ADFlex Thailand Limited (ATL), was 80% owned by the Company. On September 26, 1997, the Company acquired the 20% interest held by Hana (See Note 3). Hana's 20% interest in ATL's earnings through September 26, 1997 have been reflected as "Minority interest in earnings of consolidated joint venture" on the Company's Consolidated Statements of Operations.

FISCAL YEAR The Company's fiscal year consists of 52 or 53 weeks ending on the Sunday closest to the last day of December each year. Fiscal year 1998 contained 52 weeks and ended December 27, 1998. Fiscal years 1997 and 1996 contained 52 weeks each and ended on December 28 and December 29, respectively. Activity from the end of the reporting period to December 31 is immaterial for 1997 and 1996.

FOREIGN CURRENCY TRANSLATION The Company uses the United States Dollar as its functional currency for its subsidiaries in Mexico, England and Thailand. Remeasurement gains and losses, resulting from the process of remeasuring the financial statements of these foreign subsidiaries into U.S. Dollars, are included in operations. To date, the effect on income of remeasurement gains and losses has been immaterial.

FOREIGN EXCHANGE INSTRUMENTS The Company enters into short-term forward foreign currency exchange contracts in the regular course of business to manage its exposure against foreign currency fluctuations, primarily relating to nonfunctional currency monetary assets and liabilities. The forward exchange contracts generally require the Company to exchange U.S. Dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts. The gains or losses on hedges of transaction exposure are included in income in the period in which the exchange rates change. The gains and losses on unhedged foreign currency transactions are included in income. At December 27, 1998, there were no open forward foreign currency exchange contracts.

CASH AND CASH EQUIVALENTS Cash and cash equivalents include demand deposits, money market accounts and repurchase agreements since they represent highly liquid investments with maturities of three months or less when purchased.

CONCENTRATION OF CREDIT RISK Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables. A majority of the Company's trade receivables are derived from sales in various geographic areas to large companies within the electronics industry.

The Company has adopted credit policies and standards to accommodate the electronics industry's growth and inherent risk. The Company performs ongoing credit evaluations of its customers' financial condition but generally does not require collateral, such as letters of credit or security agreements.

INVENTORIES Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis (which approximates actual cost on a first-in, first-out basis).

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets which range from three to 25 years. The Company uses accelerated methods for computing depreciation for tax purposes.

INTANGIBLE ASSETS In connection with the acquisition of Hana's 20% interest in ATL in September 1997, the Company recorded goodwill which is being amortized over its estimated useful life of five years.

The recoverability of intangible assets attributable to the Company's acquisitions is analyzed periodically based on actual and projected levels of profitability and cash flows of the operations acquired on an undiscounted basis. Based on its most recent analysis, the Company believes that no material impairment of intangible assets exists at December 27, 1998.

REVENUE RECOGNITION Sales are recognized upon shipment. The Company warrants its products to be free of defects and repairs customer shipments as required. The Company records a provision for the estimated cost of repairing returns at the time of shipment.

FAIR VALUE OF FINANCIAL INSTRUMENTS Cash and cash equivalents, accounts receivable, borrowings under the Company's line of credit, notes payable, accounts payable, accrued liabilities and capitalized leases are carried at amounts that reasonably approximate their fair values. The Company's long-term debt bears interest at a variable interest rate which approximates current market interest rates; therefore, the Company believes that long-term debt approximates its fair value. The fair value of short-term foreign exchange contracts is based on exchange rates at the end of the fiscal year.

IMPAIRMENT OF LONG-LIVED ASSETS The Company reviews long-lived assets and certain identifiable intangibles to be held and used or disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognized a charge in 1996 in connection with the restructuring of its U.K. operations (see
Note 2).

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT Research and development costs are expensed as incurred.

INCOME TAXES Income taxes are provided using the liability method based upon the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES.

STOCK BASED COMPENSATION The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for employee stock option grants in accordance with APB Opinion 25 (APB 25), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and accordingly, recognizes no compensation expense for stock option grants.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL-USE, which requires the capitalization of certain costs incurred in connection with developing or obtaining computer software. The Company elected to adopt SOP 98-1 effective January 1, 1998 in connection with the purchase of a manufacturing cost control system. Capitalized costs of $5.4 million are being amortized on a straight-line basis over a period of five years after completion of the project in October 1998.

NET INCOME (LOSS) PER SHARE In February, 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements. The difference in common equivalent shares used in the computation of basic and diluted earnings per share is primarily due to the inclusion of stock options in the dilutive computations, unless they were anti-dilutive.

COMPREHENSIVE INCOME In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and displaying comprehensive income components in a full set of general-purpose financial statements. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income for certain companies. Because the Company historically has not experienced transactions which would be included in comprehensive income, adoption of SFAS 130 did not have a material effect on the consolidated financial position or results of operations or cash flows of the Company.

SEGMENT REPORTING In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which revises disclosure requirements about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires that public business enterprises report financial and descriptive information about their reportable operating segments. The Company operates in one business segment which is the manufacture and sale of flexible circuit interconnect solutions. Financial information is summarized by geographic area (see Note 15).

PRIOR PERIOD RECLASSIFICATION Certain prior period amounts have been reclassified to conform to the current presentation.

     NOTE 2  ADFLEX U.K.

     On September 29, 1996, the Company's Board of Directors approved a plan to restructure, over the next twelve months, the Company's assembly operation in the U.K., and during that time period, transfer production from the U.K. to the Company's manufacturing facility in Thailand. Accordingly, the Company recorded the following: $13.5 million write-off of intangible assets, $8.8 million write-down of property, plant and equipment, $2.5 million in lease termination charges and $4.4 million in employee termination costs for 507 direct labor, technical and administrative employees. As of December 31, 1996, $0.3 million of the employee termination charges related to 13 employees had been paid and charged against the liability. As of December 31, 1997, production has ceased at the U.K. facility. During the year ended

December 31, 1997, the Company paid and charged to the liability $5.5 million related to termination costs for 124 employees and lease termination costs. In addition, the Company reallocated $0.8 million of the reserve for employee and lease termination costs to be used for additional write-down of property, plant and equipment. During the year ended December 27, 1998, the Company paid and charged to the liability $0.2 million related to termination costs for 3 employees and lease termination costs. The remaining accrual for employee termination costs is approximately $0.1 million and the Company believes it is adequate to cover the remaining liabilities. Total revenue and total operating loss related to this operation for the year ended December 27, 1998 was $2.5 million and $2.0 million, respectively. Total revenue and operating loss related to this operation for the year ended December 31, 1997 was $38.4 million and $0.5 million, respectively. Subsequent to the restructuring, the Company maintains a technology development center and a sales and service organization in the U.K. to support its European customers.

     NOTE 3  ADFLEX THAILAND

     In an effort to increase its global sourcing opportunities and to decrease its operating costs, the Company established a joint venture, ATL, located in Lamphun, Thailand with Hana in August 1996. On September 26, 1997, the Company increased its ownership in ATL from 80% to 100% through the purchase of Hana's 20% equity interest. Under the terms of the Equity Purchase Agreement, the Company paid $0.5 million at closing and issued a note in the principal amount of $1.0 million and agreed to pay $1.3 million at various dates through December 31, 1998 in connection with the acquisition of Hana's 20% interest in ATL. The Company remitted $2.2 million during the year ended December 27, 1998. Funding for this payment came from the Company's line of credit. At December 27, 1998, $0.1 million was outstanding under the note. Goodwill related to the excess purchase price over fair value of the net tangible assets acquired of $1.9 million, net of accumulated amortization of $0.5 million at December 27, 1998, is being amortized on a straight-line basis over five years.

     NOTE 4  SPECIAL CHARGES

     During the year ended December 27, 1998, the Company implemented new cost and productivity improvement measures designed to address current adverse industry trends such as intense price competition from Asian suppliers and decreased demand by certain customers supplying the personal computer markets - in particular the hard disk drive (HDD) segment. These actions included the consolidation of administrative functions, a 27% reduction in staffing, the closing of two manufacturing plants in Mexico and the transfer of selected manufacturing programs from Mexico to Thailand. As a result, the Company incurred a special charge of approximately $1.6 million: $1.0 million related to the workforce reduction and $0.6 million related to employee severance and termination costs associated with the closing of the two plants in Mexico. During the year ended December 27, 1998, the Company paid and charged to the liability $0.6 million related to employee severance and lease termination costs and $0.5 million related to workforce reduction involving 97 employees at its Chandler facility, 5 employees at its U.K. facility and 77 employees at its Mexico facility. The remaining accrual related to workforce reduction is approximately $0.5 million and the Company believes it is adequate to cover the remaining liabilities.

     NOTE 5  ACCOUNTS RECEIVABLE

Accounts receivable consist of the following (in thousands):

                                               December 27,   December 31,
                                                   1998           1997
--------------------------------------------------------------------------------

Accounts receivable trade                       $  25,748      $  33,331
Allowance for returns and doubtful accounts        (1,001)        (1,750)
                                              --------------------------
                                                $  24,747      $  31,581
--------------------------------------------------------------------------------

     NOTE 6  INVENTORIES

Inventories consist of the following (in thousands):

                                                   December 27,    December 31,
                                                       1998           1997
--------------------------------------------------------------------------------

Raw material                                        $   7,437      $  12,688
Work-in-process                                         3,743          8,849
Finished good                                           1,105            595
--------------------------------------------------------------------------------
                                                       12,285         22,132
Allowance for obsolescence and excess inventory        (2,888)        (2,835)
                                                  ------------------------------
                                                    $   9,397      $  19,297
--------------------------------------------------------------------------------

     NOTE 7  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

                                                   December 27,   December 31,
                                                       1998           1997
--------------------------------------------------------------------------------

Land                                                $   2,740      $   2,740
Buildings                                              11,923         10,845
Leasehold improvements                                  4,772          4,312
Manufacturing equipment                                47,335         34,279
Computer and office equipment                           9,628          2,608
--------------------------------------------------------------------------------
                                                       76,398         54,784
Accumulated depreciation and amortization of
 capitalized lease obligations                        (21,047)       (12,527)
                                                  ------------------------------
                                                    $  55,351      $  42,257
--------------------------------------------------------------------------------

Depreciation expense, including the amortization of capitalized lease obligations, was $8.5 million, $6.5 million and $5.8 million for the years ended December 27, 1998 and December 31, 1997 and 1996, respectively.

     NOTE 8  LINE OF CREDIT AND LONG-TERM DEBT

     On June 5, 1997, the Company entered into a new credit facility arranged by BancBoston Securities, Inc., which included a number of banks as lenders. The credit facility consisted of a $20.0 million, three-year revolving line of credit and a $25.0 million, five-year term loan. Under the terms of the credit facility, any outstanding balance bears interest at BankBoston, N.A.'s prime interest rate or LIBOR plus an applicable margin ranging from 1.5% to 2.25% based on the Company achieving certain financial objectives at the end of each quarter. At December 31, 1997, $25.0 million was outstanding under the term loan and $7.0 million was outstanding under the revolving line of credit. The weighted average interest rate at December 31, 1997 for the revolving line of credit was 8.5%.

     In February 1998, the Company amended its existing credit facility to more adequately meet its working capital requirements by increasing the existing revolving line of credit from $20.0 million to $25.0 million. In addition, the existing $25.0 million term loan was replaced with a $35.0 million term loan. In July 1998, the Company reevaluated its financial needs and determined that credit facility commitments of a $20.0 million revolving line of credit and a $30.0 million term loan are sufficient to meet its liquidity requirements. Accordingly, the Company canceled $10.0 million of existing credit facility commitments, $5.0 million relating to the revolving line of credit and $5.0 million relating to the term loan.

     On October 30, 1998, the Company amended its existing credit facility to revise certain financial covenants, reduce the term loan by $10.0 million and revise the debt amortization schedule. Upon closing of the third amendment, the $30.0 million term loan was reduced by $5.0 million to $25.0 million from borrowings from the Company's revolving line of credit. The amendment required a $5.0 million principal payment no later than January 20, 1999 (which was timely remitted), plus four equal principal payments of $0.8 million each quarter beginning with the quarter ending December 31, 1998 through the quarter ending September 30, 1999, increasing to twelve equal principal payments of $1.3 million each quarter thereafter with the last payment due December 31, 2002. Borrowing under the line of credit is limited to 80% of the aggregate value of all eligible domestic accounts receivable plus 70% of the aggregate value of all eligible foreign accounts receivable. Under the terms of the credit facility, any outstanding balance bears interest at a Base Rate which is defined as BankBoston N.A.'s prime rate plus 0.50% or LIBOR plus an applicable margin ranging from 1.50% to 2.25%, based on the Company achieving certain financial objectives at the end of each quarter. The credit facility is secured by all assets of the Company and a pledge by the Company of 66 2/3% of the stock of its subsidiaries. Under the third amendment to the credit agreement, the Company is required to meet certain minimum revenue and profitability covenants, maintain certain financial ratios and meet certain net worth and indebtedness tests for which the Company is was in compliance at December 27, 1998. The amended credit facility prohibits the payment of dividends. In connection with the third amendment, the Company issued to its lenders a warrant to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $5.00 per share. The warrant vested on March 14, 1999 (subject to certain conditions) and terminates (if not sooner exercised) on December 29, 2002. The Company also granted to the lenders certain customary demand and piggyback registration rights in connection with the warrant. At December 27, 1998, $24.6 million was outstanding under the term loan and $13.0 million was outstanding under the revolving line of credit. The weighted average interest rate at December 27, 1998 for the revolving line of credit was 8.6%.

     During February 1999, the Company failed to meet certain financial covenants of the credit agreement discussed above and expects to fail to meet another covenant at March 31, 1999. The lenders have rights to exercise certain remedies under the agreement but have not chosen to do so to date. In accordance with Statement of Financial Accounting Standards Statement No. 78, CLASSIFICATION OF OBLIGATIONS THAT ARE CALLABLE BY THE CREDITOR, the Company has classified all of the outstanding balance under the credit agreement as a current liability. Management of the Company has met with the lenders in an attempt to restructure the credit facility, or otherwise satisfactorily resolve the defaults. It is not possible, however, to predict at this time the success of management's efforts. No assurance can be given that the outcome of the Company's negotiating efforts with the lenders will not adversely affect the Company's business, financial condition, results of operations and cash flows.

Long-term debt consists of the following (in thousands):

                                                     December 27,   December 31,
                                                         1998          1997
--------------------------------------------------------------------------------

Term loan agreement; interest at LIBOR + margin
 ranging from 1.50% to 2.25% (8.25% at December 27,
 1998)                                                 $  24,550     $  25,000

Capitalized lease obligations                                132           189
--------------------------------------------------------------------------------
                                                          24,682        25,189
Less current maturities                                  (24,613)       (1,959)
                                                     ---------------------------
                                                       $      69     $  23,230
--------------------------------------------------------------------------------

     NOTE 9  ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

                                                     December 27,   December 31,
                                                         1998          1997
--------------------------------------------------------------------------------

Salaries and benefits                                  $   1,987     $   3,259
Accrued interest                                             769           138
Accrued restructuring charges, current                       172           339
Accrued severance costs                                      500            --
Accrued relocation                                            92           429
Accrued commissions                                          304           346
Accrued SAP expenses                                         917            --
Other                                                      2,442         1,651
                                                     ---------------------------
                                                       $   7,183     $   6,162
--------------------------------------------------------------------------------

     NOTE 10  COMMON STOCK AND EQUITY

PREFERRED STOCK The Company's certificate of incorporation authorizes the issuance of 10 million shares of preferred stock, at $.01 par value, undesignated as to powers, preferences, rights, limitations or restrictions. As of December 27, 1998, no shares of preferred stock have been issued.

COMMON STOCK The number of shares of Common Stock reserved for future issuance at December 27, 1998, was as follows:

Employee and director stock options outstanding                      896,122
Reserved for future grants under the 1994 Stock Incentive Plan         7,615
1994 director stock options outstanding                               36,000
Reserved for issuance under the Employee Stock Purchase Plan         172,982
1998 outstanding warrants, exercisable March 14, 1999                 50,000
                                                                  ----------
Total reserved for future issuance                                 1,162,719
--------------------------------------------------------------------------------

In conjunction with the ADFlex U.K. acquisition, the Company issued 1,242,347 shares of restricted Common Stock. The holder agreed not to sell or otherwise dispose of the shares for a two year period, which ended in January 1998.

In October 1998, in connection with the third amendment to the credit facility (see Note 8), the Company issued to its lenders a warrant to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $5.00 per share. The warrant vested on March 14, 1999 (subject to certain conditions) and terminates (if not sooner exercised) on December 29, 2002. The Company also granted to the lenders certain customary demand and piggyback registration rights in connection with the warrant.

STOCK OPTION PLANS The Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation, requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Under the Company's 1993 Equity Incentive Plan (1993 Plan) adopted June 29, 1993, qualified employees received options to purchase 599,000 shares of Common Stock. The options granted under this Plan were to vest over approximately four years, but automatically vested at the time of the Company's initial public offering on September 27, 1994. The remaining shares available for grant under the 1993 Plan have been eliminated.

Under the 1994 Stock Incentive Plan (1994 Plan), qualified employees may receive options to purchase the Company's common stock. The number of shares of Common Stock available for issuance in any year under the Plan is equal to 3% of the outstanding shares of Common Stock each January 1 during the term of the Plan. In 1998, 263,054 shares were reserved for issuance. As part of the same amendment, the stockholders approved an automatic grant to eligible non-employee directors of an option to acquire 12,000 shares of Common Stock upon such directors' initial election to the Company's Board of Directors and 3,000 shares of Common Stock each year thereafter. Options granted to employees to date under the 1994 Plan vest over a four year period from either the date of grant or one year from the date of grant, and automatic options granted to directors vest over a three year period from the date of grant.

On July 2, 1997, the Company canceled 92,250 options held by certain employees issued under the 1994 Plan with an exercise price per share of $27.25 and granted 92,250 options with an exercise price per share of $14.88 to the same employees. The new options started a new vesting schedule over a four-year period from the new date of grant. On June 22, 1998, the Company canceled 336,500 outstanding options granted on June 3, 1997, October 1, 1997 and April 7, 1998 (with an original exercise price of $15.50, $22.063 and $17.063 per share, respectively) and approved the regrant and replacement of these options with new options at an exercise price per share of $8.50, the fair market value of the Company's Common Stock on the date of the Company's determination. The new options vest over a four-year period from the new date of grant.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes pricing model with the following weighted-average assumptions for 1998: risk-free interest rates of 4.42%, dividend yields of 0%, volatility factor of the expected market price of the Company's Common Stock of .871 and a weighted-average expected life of the option of 5 years. The assumptions used in 1997 were: risk-free interest rates of 5.24%, dividend yields of 0%, volatility factor of the expected market price of the Company's Common Stock of .644 and a weighted-average expected life of the option of 5 years. The assumptions used in 1996 were: risk-free interest rates of 6.28%, dividend yields of 0%, volatility factor of the expected market price of the Company's Common Stock of .684 and a weighted-average expected life of the option of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):

                                                                                 Years ended
                                                                    December 27,           December 31,
                                                                        1998            1997         1996
------------------------------------------------------------------------------------------------------------

Pro forma net income (loss)                                          $(6,420)         $7,262      $(25,962)
Pro forma net income (loss) per basic share                            (0.72)           0.83         (3.03)
Pro forma net income (loss) per diluted share                          (0.72)           0.82         (3.03)
------------------------------------------------------------------------------------------------------------

The effects of applying SFAS No. 123 for the years ended December 27, 1998 and December 31, 1997 and 1996 are not likely to be representative of the effects on reported net income for future years.

A summary of the Company's stock option activity and related information follows:

                                                         Year ended December 27,   Year ended December 31,   Year ended December 31,
                                                                  1998                      1997                      1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      Weighted                  Weighted                  Weighted
                                                                       Average                   Average                   Average
                                                                      Exercise                  Exercise                  Exercise
                                                            Options     Price         Options     Price         Options     Price
                                                         -----------------------   -----------------------   ----------------------
Outstanding - beginning of year                              684,761    $ 14.08        555,162    $ 14.52        634,363   $ 12.18
Granted                                                      798,751      12.59        400,750      15.78        317,725     10.55
Exercised                                                   (43,873)       6.49        (67,150)     10.74       (260,612)     0.77
Forfeitures/Expirations                                    (543,517)      16.28       (204,001)     19.74       (136,314)    19.74
                                                         -----------------------    ----------------------   ----------------------
Outstanding - end of year                                   896,122       11.86        684,761      14.08        555,162     14.52
                                                         -----------------------    ----------------------   ----------------------

Exerciseable at year end                                    186,750     $ 13.62        136,460    $ 11.92        149,608   $ 15.31
                                                         -----------------------    ----------------------   ----------------------
Weighted-average fair value of options granted during the
year:
Incentive Stock Options granted under the 1994 Plan                     $  8.88                   $  8.93                  $  6.87
Non-qualified Stock Options granted under the 1994 Plan                 $  8.53                   $ 10.00                  $  5.93

Exercise prices for options outstanding as of December 27, 1998 ranged from $0.50 to $27.25. The weighted-average remaining contractual life of those options is 8.7 years.

DIRECTOR STOCK OPTIONS On October 31, 1996, the Company granted two outside directors an option to purchase 6,000 shares of Common Stock each at an exercise price of $8.75. The options vest over a three-year period. On November 20, 1996, the Company granted an option to purchase 12,000 shares of Common Stock at an exercise price of $8.00 per share to a newly appointed outside director. The option vests over a four-year period. On April 22, 1997, the Company granted two outside directors an option to purchase 3,000 shares of Common Stock each at an exercise price of $14.00. The options vest over a three-year period. On April 28, 1998, the Company granted three outside directors an option to purchase 3,000 shares of Common Stock each at an exercise price of $20.00. The options vest over a three-year period.

All of the above options to directors were granted under the 1994 Plan.

EMPLOYEE STOCK PURCHASE PLAN On June 2, 1994, the Company adopted and the stockholders approved the 1994 Employee Stock Purchase Plan (the Purchase Plan) and the Company reserved 200,000 shares of Common Stock for sale to employees. The Purchase Plan became effective upon the Company's initial public offering. On April 22, 1997, the Company adopted and the stockholders approved an amendment to the Purchase Plan and the Company reserved an additional 300,000 shares of Common Stock for sale to employees. The Purchase Plan allows eligible employees of the Company to purchase shares of Common Stock generally at 85% of the lower of the fair market value per share of Common Stock on (i) the first day of the offering period or (ii) the purchase date. Contributions are limited to 15% of an employee's eligible compensation, subject to a maximum fair value annual purchase of $25,000. There were 115,904, 67,814 and 90,584 shares issued under the Purchase Plan during 1998, 1997 and 1996, respectively.

     NOTE 11  EMPLOYEE BENEFIT PLANS

The Company has a 401(k) employee salary deferral plan that allows voluntary contributions by all full-time employees of the Company's United States and Mexico operations upon commencement of employment. Under the plan, eligible employees may contribute up to 18% of their pre-tax earnings, not to exceed the Internal Revenue Service annual contribution limit ($10,000 for 1998). The Company may make contributions each year up to a maximum of 4% of an employee's total compensation. Total Company contributions were $0.1 million for each of the years ended December 27, 1998 and December 31, 1997 and 1996.

The Company has adopted a profit sharing plan for its United States and Mexico employees to provide a financial incentive. The Company makes contributions to the profit sharing plan in an amount equal to 5% of pre-tax profits. Total expenses pursuant to this plan for the year ended December 31, 1997 were $0.7 million. No expenses were recorded pursuant to this plan for the years ended December 27, 1998 and December 31, 1996.

The Company has adopted a management bonus plan to provide an additional financial incentive for management. No expenses were recorded pursuant to this plan for the year ended December 27, 1998. Total expenses pursuant to this plan for the years ended December 31, 1997 and 1996 were $1.3 million and $0.1 million, respectively.

     NOTE 12  SHAREHOLDER RIGHTS PLAN

On July 10, 1996, the Board of Directors adopted a Shareholder Rights Plan (the
Plan). Under the terms of the Plan, each shareholder of record at the close of business on July 22, 1996, received as a dividend one Preferred Share purchase right (Right) for each share of Common Stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock of the Company at a price of $100.00 per share, subject to adjustment. The Rights will separate from the Common Stock and become exerciseable following the twentieth day after a person or group acquires beneficial ownership of more than 20.5% of the Company's Common Stock or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of more than 20.5% of the Company's Common Stock. Upon such events, the Company's Board of Directors may exchange the Rights for one share of Common Stock per Right. Any unexercised Rights not exchanged will have the right to receive Common Stock having a value of two times the purchase price of the Right. The Rights expire on July 21, 2006, unless redeemed at the Company's option for $0.001 per Right at any time on or prior to the twentieth day after public announcement that a person or group has acquired beneficial ownership of more than 20.5% of the Common Stock. Preferred shares purchasable upon exercise of the right will not be redeemable. Each Preferred Share will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. Preferred shares will have 100 votes.

     NOTE 13  INCOME TAXES

Income taxes include the following (in thousands):

                                                                         Years ended
                                                          December 27,           December 31,
                                                              1998           1997           1996
--------------------------------------------------------------------------------------------------
Federal:
  Current                                                  $      --      $    (305)     $     (77)
  Deferred                                                    (2,079)         3,452         (9,623)
--------------------------------------------------------------------------------------------------
                                                              (2,079)         3,147         (9,700)
State:
  Current                                                         --             --             54
  Deferred                                                       (33)           313           (149)
--------------------------------------------------------------------------------------------------
                                                                 (33)           313            (95)

Foreign, current                                                 263            358             41
--------------------------------------------------------------------------------------------------

                                                           $  (1,849)     $   3,818      $  (9,754)
==================================================================================================

The tax benefits associated with certain stock options reduced taxes currently payable by $0.1 million, $0.4 million and $0.7 million for 1998, 1997 and 1996, respectively. Such benefits are credited to additional paid-in capital when realized.

Income tax expense (benefit) differs from the amount computed by applying the federal statutory rate for the years ended December 27, 1998 and December 31, 1997 and 1996, respectively, as follows (in thousands):

                                                                         Years Ended
                                                           December 27,          December 31,
                                                              1998           1997           1996
--------------------------------------------------------------------------------------------------
Federal income tax expense (benefit) calculated at the
 statutory rate                                            $  (2,245)     $   4,219      $ (12,172)
State income tax (benefit), net of federal effect               (218)           409            (62)
Foreign losses (income) with no tax benefit (charge)            (416)          (648)         2,438
In-process technology                                           (346)          (346)           (54)
Research and development credit                                   --             --           (100)
Other, net                                                     1,376            184            196
--------------------------------------------------------------------------------------------------

Income tax expense (benefit)                               $  (1,849)     $   3,818      $  (9,754)
--------------------------------------------------------------------------------------------------

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities as of December 27, 1998 and December 31, 1997 are as follows (in thousands):

                                                           December 27, 1998     December 31, 1997
--------------------------------------------------------------------------------------------------
Deferred tax assets:
   Tax benefits related to restructuring                       $   3,327             $   5,279
   Inventory valuation                                             1,148                 1,118
   Accrued liabilities                                               781                   519
   Allowance for returns and doubtful accounts                       254                   358
   State tax NOL carryforward                                        131                    14
   Federal tax NOL carryforward                                    3,243                    --
   Alternative minimum tax credit                                    443                   443
   Other state credits                                                29                    29
--------------------------------------------------------------------------------------------------
                                                                   9,356                 7,760
Deferred tax liabilities:
   Tax versus financial reporting depreciation                       847                 1,302
   Prepaid expenses and other                                        111                   172
--------------------------------------------------------------------------------------------------
                                                                     958                 1,474
--------------------------------------------------------------------------------------------------
Net deferred tax asset                                             8,398                 6,286
Plus (minus) deferred tax liability (asset) - current             (2,072)               (1,823)
--------------------------------------------------------------------------------------------------

Deferred tax asset, non-current                                $   6,326             $   4,463
--------------------------------------------------------------------------------------------------

Management has concluded that no valuation allowance is required based on its assessment that future levels of taxable income will, more likely than not, be sufficient to realize the tax benefits.

At December 27, 1998, the Company has a federal and state net operating loss of $9.5 million and $4.0 million, respectively, which are available for carryover to future periods. The federal net operating loss begins expiring in the year 2019 while the state net operating loss begins expiring in 2003. In addition, the Company has $0.4 million of alternative minimum tax credit carryovers at December 27, 1998 which do not expire.

The Internal Revenue Service (IRS) has concluded a field audit of the Company's income tax returns for the tax year 1993. In connection with this audit, the IRS issued a 90-day letter in January 1998 proposing adjustments to the Company's income and tax credits for the year, which would result in an additional assessment of $1.6 million, excluding interest. The major proposed adjustment, which relates to the allocation of the purchase price of assets obtained from Rogers Corporation (Rogers) pursuant to acquisition agreements between the Company and Rogers, would extend the period over which the tax benefit for the purchase price would be recovered. The Company and the IRS have reached a tentative agreement to settle all outstanding issues relating to this audit. The terms of the agreement would require a payment of approximately $0.6 million, excluding interest, most of which will be recoverable by amending subsequent years' tax returns. The Company believes that the current tax provision is adequate to cover the estimated liability and the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

Pre-tax income (loss) from foreign operations was $1.8 million, $3.2 million and ($38.8) million for the years ended December 27, 1998 and December 31, 1997 and 1996, respectively. The residual United States tax liability for unremitted foreign earnings is immaterial.

     NOTE 14  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS The Company leases its facilities and equipment under capital and operating leases which expire at various dates through January 15, 2008. As of December 27, 1998, the future minimum lease commitments under these leases are payable as follows (in thousands):

                                                     Capitalized   Operating
                                                        Leases      Leases
--------------------------------------------------------------------------------
   1999                                                $    74      $ 1,451
   2000                                                     40        1,198
   2001                                                     36        1,175
   2002                                                     --        1,105
   2003                                                     --          624
   2004 and thereafter                                                  526
--------------------------------------------------------------------------------
Total minimum lease payments                               150      $ 6,079
Less amounts representing interest                         (18)
--------------------------------------------------------------------------------
Present value of future net minimum lease payments     $   132
--------------------------------------------------------------------------------

Rent expense for all operating leases for the years ended December 27, 1998 and December 31, 1997 and 1996 was $2.3 million, $3.9 million and $4.2 million, respectively. At December 27, 1998 and December 31, 1997, the Company had capitalized $0.8 million and $0.7 million, respectively, related to assets acquired under capitalized lease agreements in the accompanying balance sheet.

ENVIRONMENTAL REMEDIATION CONTINGENCY The nature of the Company's business exposes the Company to potential environmental remediation liabilities arising from the manufacture, use and disposal of hazardous materials used to manufacture flex interconnect products. Management believes that any cost associated with maintaining the Company's compliance with current environmental remediation laws will not have a material adverse effect on the Company's financial statements.

MEXICAN UNION RELATIONS At December 27, 1998, 1,990 of the Company's employees located in Mexico were represented by a labor union and covered by a collective bargaining agreement expiring December 31, 1999 that is subject to revision annually under Mexican labor laws. The Company has not experienced any employee-related work stoppage and believes that its relationship with its union and other employees is good, but there can be no assurance that the Company will be able to successfully negotiate with the labor union in the future.

     NOTE 15  GEOGRAPHIC AND MAJOR CUSTOMER INFORMATION

The Company operates in one business segment which is the manufacture and sale of flexible circuit interconnect solutions. Financial information summarized by geographic area for the years ended December 27, 1998 and December 31, 1997 is as follows (in thousands) :

                                                            Years Ended
                                                December 27,    December 31,
                                                   1998            1997
--------------------------------------------------------------------------------

Revenue:
  North America                                 $  135,000      $  157,743
  Europe                                             2,509          38,410
  Southeast Asia                                    47,350          28,430
  Eliminations                                     (14,762)        (10,705)
--------------------------------------------------------------------------------
Total                                              170,097         213,878
Operating Income (loss):
  North America                                 $   (5,096)     $   11,292
  Europe                                            (1,974)            392
  Southeast Asia                                     3,364           2,927
  Eliminations                                         168             (31)
--------------------------------------------------------------------------------
Total                                               (3,538)         14,580
Total Assets:
  North America                                 $  139,354      $  141,473
  Europe                                            12,570          13,721
  Southeast Asia                                     9,582           9,672
  Eliminations                                     (53,202)        (50,666)
--------------------------------------------------------------------------------
Total                                              108,304         114,200


At any given time, sales to certain customers may account for a significant portion of the Company's business. Customers who individually represent 10% or more of net sales for the respective year are as follows:

                                                       Years ended
                                          December 27,         December 31,
                                             1998          1997           1996
--------------------------------------------------------------------------------

   IBM                                       16.0%         11.5%          11.7%
   Seagate                                   12.4%         21.9%          34.9%

Export sales during the years ended December 27, 1998 and December 31, 1997 and 1996 were $56.2 million, $66.6 million and $26.6 million, respectively.

     NOTE 16  RELATED PARTY TRANSACTIONS

ACQUISITION AGREEMENTS WITH ROGERS CORPORATION Pursuant to the asset purchase agreements entered into on June 28, 1993 between the Company and Rogers Corporation (Rogers) whereby the Company purchased the Flexible Interconnect Division (the Predecessor) of Rogers, Rogers retained certain existing and potential liabilities. In particular, Rogers retained all liabilities resulting from, among other things, the creation, storage, discharge, use or handling of hazardous or toxic substances by the Predecessor that may exist on or about the Company's facilities in Arizona and Mexico prior to the acquisition.

In connection with the acquisition, the Company entered into a building lease with an affiliate of Rogers to lease the Predecessor's corporate headquarters and U.S. manufacturing facility. The lease agreement for the Company's U.S. facility was for five years and provided for fixed payments of $0.5 million per annum for the first three years and mutually agreed market rates for the remaining two years. As provided for in the lease agreement, the Company exercised its option to renew the lease for an additional five years in June 1997, twelve months prior to the lease expiration date. The renewed lease provides for fixed payments of

$0.8 million per annum for years four through eight and mutually agreed-upon market rates adjusted for the Consumer Price Index for years nine and ten. Total rent expense paid to Rogers was $0.8 million for the year ended December 27, 1998 and $0.6 million and $0.5 million for each of the years ended December 31, 1997 and 1996, respectively.

AFFILIATION WITH XYRATEX The Company derived 0.1% and 1.1% of its net sales in 1998 and 1997, respectively from sales to Xyratex, a major shareholder of the Company with a representative on the Company's Board of Directors. Through September 30, 1997, the Company leased the ADFlex U.K. manufacturing facility from Xyratex. Total lease payments made to Xyratex in 1997 totaled $1.5 million. In addition, $0.5 million was paid to Xyratex in 1997 for administrative services.

AFFILIATION WITH HANA MICROELECTRONICS In August 1996, the Company established a joint venture located in Lamphun, Thailand with Hana. The joint venture was 80% owned by the Company and 20% owned by Hana. The Company purchased the remaining 20% equity interest in ATL from Hana in September 1997. The Company entered into a building lease with Hana on October 1, 1996 to lease the Thailand manufacturing facility. The lease term expires on March 31, 1999. Total lease payments made to Hana in 1998 and 1997 totaled $0.6 million and $0.4 million, respectively. In addition, $0.3 million was paid to Hana in 1997 for administrative services. No administrative service payments were made in 1998.

     NOTE 17  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                         First       Second            Third          Fourth
(in thousands)                          Quarter      Quarter          Quarter         Quarter           Year
------------------------------------------------------------------------------------------------------------------
Net sales
   1998                                $  50,023    $  44,304        $  36,142       $  39.628       $ 170,097
   1997                                   48,221       56,244           55,058          54,355         213,878
   1996                                   38,082       35,031           36,898          46,825         156,836
Gross profit
   1998                                   10,518        1,153            1,586           3,864          17,121
   1997                                    7,432        9,090           10,145          11,385          38,052
   1996                                    7,198        5,244             (295)          6,416          18,563
Net income (loss)
   1998                                    2,631       (3,574)(2)       (2,610)         (1,200)(2)      (4,753)(2)
   1997                                      873        1,880            2,597           3,246           8,596
   1996                                      840         (660)         (25,663)(1)         459         (25,024)(1)
Net income (loss) per basic share
   1998                                      .30         (.40)            (.29)           (.13)           (.54)
   1997                                      .10          .22              .30             .37            . 99
   1996                                      .10         (.08)           (2.98)            .05           (2.92)
Net income (loss) per diluted share
   1998                                      .30         (.40)            (.29)           (.13)           (.54)
   1997                                      .10          .21              .29             .36             .97
   1996                                      .10         (.08)           (2.98)            .05           (2.92)
------------------------------------------------------------------------------------------------------------------

(1) Includes charges of $29.2 million related to restructuring of the Company's U.K. operations, see Note 2.
(2) During the quarter ended June 30, 1998, $1.1 million charges were incurred related to work force reduction and the closing of two plants in Mexico in an effort to address current adverse industry trends and during the quarter ended December 27, 1998, charges of $0.5 million were incurred related to work force reduction. See Note 4.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     The Stockholders and Board of Directors of ADFlex Solutions, Inc.

We have audited the accompanying consolidated balance sheets of ADFlex Solutions, Inc. (the Company) at December 27, 1998 and December 31, 1997, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of the Company referred to above present fairly, in all material respects, the consolidated financial position of ADFlex Solutions, Inc. at December 27, 1998 and December 31, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 27, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has failed to meet certain provisions of its credit agreement in February 1999 and expects to fail to meet another covenant at March 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying 1998 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                       /s/ Ernst & Young LLP



Phoenix, Arizona
January 25, 1999, except as to
  basis of presentation in Note 1
  to the consolidated financial statements as to which the date is April 2, 1999.

                                                                       APPENIX B

                             ADFlex Solutions, Inc.
                      Condensed Consolidated Balance Sheet
                                 (In thousands)

                                                       June 27,      June 27,
                                                         1999          1999
                                                   ---------------------------

ASSETS                                               (Unaudited)   (Unaudited)
Current assets:
     Cash & cash equivalents                          $   2,641     $   5,325
     Accounts receivable, net                            22,704        24,747
     Other receivables                                      795         1,161
     Inventories                                          9,021         9,397
     Deferred tax assets                                     --         2,072
     Other current assets                                   675         1,952
                                                   ---------------------------
Total current assets                                     35,836        44,654
Property, plant & equipment, net                         47,736        55,351
Intangible Assets                                         1,710         1,933
Deferred tax assets                                          --         6,326
Other assets                                                 46            40
                                                   ---------------------------
                                                      $  85,328     $ 108,304
                                                   ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Line of credit                                   $  16,400     $  13,000
       Notes payable                                         --            63
     Accounts payable                                    16,422        15,927
     Accrued liabilities                                  9,872         7,183
     Current portion of long-term debt and
          Capitalized leases                             16,865        24,613
                                                   ---------------------------
Total current liabilities                                59,559        60,786
Long-term debt and capitalized leases                     1,311            69
Stockholders' equity                                     24,458        47,449
                                                   ---------------------------
                                                      $  85,328     $ 108,304
                                                   ===========================


      See accompanying notes to condensed consolidated financial statements

                             ADFlex Solutions, Inc.
                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                         Six Months Ended
                                                        June 27, June 30,
                                                 ----------------------------

                                                       1999           1998
                                                 ----------------------------

Net sales                                           $  62,825      $  94,327
Cost of sales                                          58,576         82,656
                                                 ----------------------------
    Gross profit                                        4,249         11,671

Operating expenses:
    Engineering, research & development                 2,443          4,100
    Selling, general & administrative                   5,994          7,037
    Restructuring charges                               7,806             --
    Amortization of intangible assets                     258            258
                                                 ----------------------------
Total operating expenses                               16,501         11,395
                                                 ----------------------------
    Operating income (loss)                           (12,252)           276

Interest income                                            58            197
Interest expense                                       (1,826)        (1,424)
Other income (expense), net                              (658)          (360)
                                                 ----------------------------

    Income (loss) before income taxes                 (14,678)        (1,311)

Income taxes                                            8,874           (368)
                                                 ----------------------------

Net income (loss)                                   $ (23,552)     $    (943)
                                                 ============================

Net income (loss) per share:

     Basic                                          $   (2.62)     $   (0.11)
                                                 ============================

     Diluted                                        $   (2.62)     $   (0.11)
                                                 ============================

Number of shares used in computing
net income (loss) per share:

      Basic                                             8,975          8,820
                                                 ============================

      Diluted                                           8,975          8,820
                                                 ============================


      See accompanying notes to condensed consolidated financial statements

                             ADFlex Solutions, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                 (In thousands)
                                   (Unaudited)

                                                                     Six Months Ended
                                                                June 27,          June 30,
                                                              ------------------------------
                                                                  1999              1998
                                                              ------------      ------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)                                             $    (23,552)     $       (943)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Depreciation and amortization                                   5,412             4,339
     Deferred taxes                                                  8,398               391
     Restructuring charges                                           7,806                --
     Net gain/loss on disposal of assets                                35              (103)
     Changes in operating assets and liabilities:
        Accounts receivable                                          2,043             7,691
        Other receivables                                              366               219
        Inventories                                                    376             2,931
        Other current assets                                         1,277              (236)
        Accounts payable and accrued liabilities                     3,184            (6,366)
                                                              ------------      ------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                  5,345             7,923

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES

Capital expenditures                                                (5,415)          (13,733)
(Increase)/decrease in other assets                                     (6)                2
                                                              ------------      ------------
NET CASH (USED IN) INVESTING ACTIVITIES                             (5,421)          (13,731)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Net activity on line of credit                                       3,400            (3,500)
Proceeds from issuance of long-term debt                             1,600             5,000
Payments on long-term debt                                          (7,985)               --
Payments on note payable                                               (63)             (875)
Payments on capitalized lease obligations                             (121)              (85)
Issuance of common stock, net of expenses                              561               703
                                                              ------------      ------------
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES           (2,608)            1,243
                                                              ------------      ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                           (2,684)           (4,565)
Cash and cash equivalents at beginning of period                     5,325             9,092
                                                              ------------      ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $      2,641      $      4,527
                                                              ============      ============

                             ADFLEX SOLUTIONS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Preparing financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Operating results for the six month period ended June 27, 1999 are not necessarily indicative of the results that may be expected for the year ending January 2, 2000. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 27, 1998.

     The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has failed to meet certain provisions of its credit agreement during the six months ended June 27, 1999 and in June 1999, the lenders notified the Company that the financing commitments under the existing credit facility had been terminated and the lenders were no longer obligated to loan funds to the Company pursuant to the credit agreement. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements for the period ended June 27, 1999 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     On July 1, 1999, the Company announced that it had entered into a definitive merger agreement with Innovex, Inc. whereby Innovex's acquisition subsidiary would commence a cash tender offer to purchase outstanding shares of Company common stock for $3.80 per share. As of August 3, 1999, the tender offer was successfully completed. Following the expiration of the tender offer, Innovex's acquisition subsidiary purchased 6,804,284 shares of the Company's issued and outstanding common stock, representing approximately 75.5% of such shares. One member of the four members of the Company's Board of Directors, under the provisions of the merger agreement, resigned and four persons designated by such Innovex subsidiary were appointed as members of the Company's Board of Directors. As a result, Innovex has voting control of the Company. At the effective time of the merger that is subject to shareholder approval, the Company will become a wholly-owned subsidiary of Innovex.

     The tender offer and the merger are described in detail in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 dated July 7, 1999 and filed with the Securities and Exchange Commission ("SEC") July 8, 1999, as amended by the Company's First Amended and Restated Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on July 27, 1999 and as further amended by the Company's Amendment No. 2 to its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on August 9, 1999.

     The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(2)  ACCOUNTS RECEIVABLE, NET

     Accounts receivable consists of the following (in thousands):

                                                  June 27,         December 27,
                                                    1999               1998
                                                ------------       ------------

Accounts receivable trade                       $     23,944       $     25,748
Allowance for doubtful accounts and returns           (1,240)            (1,001)
                                                ------------       ------------
                                                $     22,704       $     24,747
                                                ============       ============

(3)  INVENTORIES

     Inventories consist of the following (in thousands):

                                                  June 27,         December 27,
                                                    1999               1998
                                                ------------       ------------

Raw materials                                   $      6,416       $      7,437
Work-in-process                                        4,934              3,743
Finished goods                                         1,147              1,105
Allowance for obsolescence                            (3,476)            (2,888)
                                                ------------       ------------
                                                $      9,021       $      9,397
                                                ============       ============

(4)  ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                  June 27,         December 27,
                                                    1999               1998
                                                ------------       ------------

Salaries and benefits                           $      2,187       $      1,987
Accrued interest                                       1,003                769
Accrued severance costs                                  383                500
Accrued professional fees                                800                 --
Accrued SAP costs                                        408                917
Other                                                  5,091              3,010
                                                ------------       ------------
                                                $      9,872       $      7,183
                                                ============       ============

(5)  LINE OF CREDIT AND LONG-TERM DEBT

     Prior to October 30, 1998, the Company's credit facility consisted of a $35.0 million term loan and a $25.0 million revolving line of credit arranged by BankBoston N.A. and a group of other lenders, secured by the Company's assets and 66-2/3% of the stock of its subsidiaries. On October 30, 1998, the Company and the banks amended the credit facility to reduce the term loan to $30.0 million, change the amortization schedule of the term loan, reduce the revolver to $20.0 million, and change the financial covenants. In addition, a required $5.0 million principal reduction on the term loan was paid from the revolver, as was a required $5.0 million principal payment due January 20, 1999 and a required $0.8 million principal payment due March 31, 1999. An additional principal payment of $0.8 million was paid during the three month period ended June 27, 1999 and an additional payment of $0.8 million is due next quarter ending September 30, 1999, followed by quarterly principal payments of 1.3 million through maturity at December 31, 2002. Borrowing under the revolver is limited to 80% of the aggregate value of eligible domestic accounts receivable and 70% of the aggregate value of eligible foreign accounts receivable. Outstanding balances bear interest at prime plus 0.5% or LIBOR plus an applicable margin ranging from 1.5% to 2.25% based on the Company achieving certain financial objectives at the end of each quarter. In order to obtain the amendment, the Company granted the lenders a warrant to purchase an aggregate of 50,000 shares of common stock at an exercise price of $5.00 per share. The warrant is now fully vested and expires on December 29, 2002. The lenders have customary demand and piggyback registration rights in connection with the warrant. At June 27, 1999, $16.6 million was outstanding under the term loan (less warrant discount of $0.2 million) and the Company had $12.9 million available for borrowing based on collateral requirements under the revolving line of credit, subject to the discussion in the next paragraph regarding the lenders notification that the financing commitments under the existing credit facility had been terminated, with an outstanding balance of $16.4 million. In addition, the Company is in default under its amended credit agreement by failing to comply with its obligation to make a mandatory prepayment of such excess amount of revolver borrowings over the borrowing base amount.

     As of June 27, 1999, the Company was in default under certain financial covenants of the credit facility and in June 1999, the lenders notified the Company that the financing commitments under the existing credit facility had been terminated and the lenders were no longer obligated to loan funds to the Company pursuant to the credit agreement. Therefore, the Company has classified the entire outstanding balance of the facility as a current liability. Further, the audit of the Company's consolidated financial statements for the year ended December 27, 1998 included a going-concern qualification from the Company's independent auditors.

     On July 1, 1999, the Company announced that it had entered into a definitive merger agreement with Innovex, Inc. whereby Innovex's acquisition subsidiary would commence a cash tender offer to purchase outstanding shares of Company common stock for $3.80 per share. As of August 3, 1999, the tender offer was successfully completed. Following the expiration of the tender offer, Innovex's acquisition subsidiary purchased 6,804,284 shares of the Company's issued and outstanding common stock, representing approximately 75.5% of such shares. One member of the four members of the Company's Board of Directors, under the provisions of the merger agreement, resigned and four persons designated by such Innovex subsidiary were appointed as members of the Company's Board of Directors. As a result, Innovex has voting control of the Company. At the effective time of the merger that is subject to shareholder approval, the Company will become a wholly-owned subsidiary of Innovex. As outlined in the definitive merger agreement, Innovex has agreed to pay in full the Company's indebtedness to its lenders at the effective time of the merger.

     The tender offer and the merger are described in detail in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 dated July 7, 1999 and filed with the Securities and Exchange Commission ("SEC") July 8, 1999, as amended by the Company's First Amended and Restated Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on July 27, 1999 and as further amended by the Company's Amendment No. 2 to its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on August 9, 1999.

(6)  RESTRUCTURING AND SPECIAL CHARGES

     During 1998 and through the second quarter of 1999, the Company experienced a substantial decline in sales levels which decreased capacity utilization. In April 1999, the Company's Board approved a reorganization plan which includes closing the Company's U.K. facility, downsizing the Company's Mexico facility and transferring programs from Mexico to the Company's new Thailand facility. Because of this impairment event, the Company evaluated the ongoing value of the plant and equipment associated with its Chandler and Mexico facilities as required by Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Based on this evaluation, the Company determined that assets with a carrying amount of $10.9 million were impaired and wrote them down to their fair value, as determined by an appraisal of the plant and equipment completed in March 1999. During the three month period ended March 28, 1999, the Company recorded restructuring charges of $6.9 million related to the write-down of property, plant and equipment as discussed above. In addition, the Company recorded restructuring charges of $0.9 million and special charges totaling $1.7 million during the three month period ending June 27, 1999 in connection with the reorganization plan and certain merger-related expenses:, $0.2 million for the U.K. facility shut down costs, $0.7 million related to the write-off of certain obsolete property, plant and equipment, $0.5 million related to employee termination costs, $0.4 million related to write-off of unamortized bank fees and $0.8 million related to professional fees. As of June 27, 1999, the Company paid and charged $0.2 million to the employee termination liability. The remaining accrual for employee termination costs is approximately $0.3 million, which the Company believes is adequate to cover the remaining liabilities.

(7)  INCOME TAXES

     During the six month period ended June 27, 1999, the Company revised its projection of future levels of income, and the anticipated jurisdictions in which this income would be earned caused a reevaluation of the criteria of future tax benefits. In the determination of management, it was no longer more likely than not that the deferred tax assets could be fully utilized during the carryforward period. Accordingly, the Company established a valuation reserve for all its existing deferred tax assets which totaled $8.9 million and the Company did not record an income tax benefit for the three and six month period ended June 27, 1999. The effective tax rate for the three and six month period ended June 27, 1998 was 28%.

     The Internal Revenue Service (IRS) has concluded a field audit of the Company's income tax returns for the tax year 1993. In connection with this audit, the IRS issued a 90-day letter in January 1998 proposing adjustments to the Company's income and tax credits for the year, which would result in an additional assessment of $1.6 million, excluding interest. The major proposed adjustment, which relates to the allocation of the purchase price of assets obtained from Rogers Corporation (Rogers) pursuant to acquisition agreements between the Company and Rogers, would extend the period over which the tax benefit for the purchase price would be recovered. The Company and the IRS have reached an agreement to settle all outstanding issues relating to this audit. The terms of the agreement will require a payment of approximately $0.6 million, excluding interest, most of which will be recoverable by amending subsequent years' tax returns. The Company believes that the current tax accrual is adequate to cover this liability and the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

                                                                      APPENDIX C

                          INNOVEX INC. AND SUBSIDIARIES
           Unaudited Pro Forma Condensed Combined Financial Statements


The following pro forma unaudited condensed combined balance sheet as of June 30, 1999 combines the June 30, 1999 balance sheet of Innovex, Inc. ("Innovex") with the June 27, 1999 balance sheet of ADFlex Solutions, Inc. ("ADFlex") as if the acquisition had become effective on June 30, 1999.

The following pro forma unaudited condensed combined statement of operations for the nine months ended June 30, 1999 combines the historical results of Innovex for the nine month period ended June 30, 1999 with the historical results of ADFlex for the nine month period ended June 27, 1999. This statement reflects the acquisition of ADFlex as if it occurred on October 1, 1998. The acquisition was accounted for as a purchase.

The following pro forma unaudited condensed combined statement of operations for the year ended September 30, 1998 combines the historical results of Innovex for the year ended September 30, 1998 with the twelve month period ended September 30, 1998 for ADFlex. This statement reflects the acquisition of ADFlex as if it occurred on October 1, 1997. The acquisition was accounted for as a purchase.

Assumptions underlying the pro forma adjustments are described in the accompanying notes which should be read in conjunction with these statements. These statements should also be read in conjunction with the other financial statements and notes thereto included elsewhere herein. The following pro forma adjustments are based on Innovex's preliminary review of ADFlex. Actual adjustments will be made on the basis of a more detailed valuation analysis and may differ from the pro forma adjustments presented herein. The pro forma statements do not purport to be indicative of the actual results of operations that would have occurred had the operations of the companies been combined during the periods shown, or of results of future operations.

INNOVEX INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 1999
(dollars in thousands)

                                                                                  Pro Forma
ASSETS                                          Innovex      ADFlex       Adjustments       Combined
                                               -----------------------------------------------------
Current assets:
         Cash and equivalents                  $  24,463    $   2,641     $ (27,100)(a)    $       4
         Short-term investments                   34,485           --       (10,000)(a)       24,485
         Accounts receivable                      12,110       22,704                         34,814
         Inventories                               6,326        9,021                         15,347
         Other current assets                      2,839        1,470                          4,309
                                               ---------    ---------     ---------        ---------
                  Total current assets            80,223       35,836       (37,100)          78,959

Property, plant and equipment, net                36,830       47,736        (1,000)(a)       83,566
Intangible and other assets                          904        1,756        13,642 (a)       16,302
                                               ---------    ---------     ---------        ---------
                                               $ 117,957    $  85,328     $ (24,458)       $ 178,827
                                               =========    =========     =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                      $   5,193    $  16,422                      $  21,615
         Other accrued liabilities                 3,873       43,137     $ (33,265)(b)       13,745
                                               ---------    ---------     ---------        ---------
                  Total current liabilities        9,066       59,559       (33,265)          35,360

Long-term debt                                       606        1,311        33,265 (b)       35,182
Other long-term liabilities                          228           --            --              228

Stockholders' equity                             108,057       24,458       (24,458)(a)      108,057
                                               ---------    ---------     ---------        ---------
                                               $ 117,957    $  85,328     $ (24,458)       $ 178,827
                                               =========    =========     =========        =========


See notes to unaudited Pro Forma Condensed Combined Financial Statements.

INNOVEX INC.AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statements of Operations
(dollars in thousands)

                                                        For the Nine Months Ended June 30, 1999
                                                 Innovex        ADFlex      Adjustments       Combined
                                                ---------     ---------     -----------      ---------
Net sales                                       $  63,368     $ 102,453                      $ 165,821
Costs and expenses:
         Cost of sales                             43,183        94,320     $    (250)(c)      137,253
         Selling, general and administrative        6,539         9,309          (675)(d)       15,173
         Engineering                                2,868         4,105                          6,973
         Net interest (income) expense             (1,425)        2,610            65 (e)        1,250
         Net other (income) expense                 2,281         8,453                         10,734
                                                ---------     ---------     ---------        ---------
Income (loss) before income taxes                   9,922       (16,344)          860           (5,562)
Provision for income taxes                          2,878         8,408       (12,642)(f)       (1,356)
                                                ---------     ---------     ---------        ---------
Net income (loss)                               $   7,044     $ (24,752)    $  13,502        $  (4,206)
                                                =========     =========     =========        =========

Net income (loss) per share:
         Basic                                  $0.48                                        $(0.28)
                                                =====                                        =======
         Diluted                                $0.47                                        $(0.28)
                                                =====                                        =======

Weighted average shares outstanding:
         Basic                                  14,792                                       14,792
         Diluted                                15,086                                       14,792

                                                         For the Year Ended September 30, 1998
                                                 Innovex        ADFlex      Adjustments       Combined
                                                ---------     ---------     -----------      ---------

Net sales                                       $  96,278     $ 184,824                      $ 281,102
Costs and expenses:
         Cost of sales                             64,226       160,203     $    (333)(c)      224,096
         Selling, general and administrative        7,372        14,362          (900)(d)       20,834
         Engineering                                4,149         7,778                         11,927
         Net interest (income) expense             (1,961)        2,343           976 (e)        1,358
         Net other (income) expense                  (162)          307                            145
                                                ---------     ---------     ---------        ---------
Income (loss) before income taxes                  22,654          (169)          257           22,742
Provision for income taxes                          6,743           142            75 (g)        6,960
                                                ---------     ---------     ---------        ---------
Net income (loss)                               $  15,911     $    (311)    $     182        $  15,782
                                                =========     =========     =========        =========

Net income per share:
         Basic                                  $1.08                                        $1.07
                                                =====                                        =====
         Diluted                                $1.05                                        $1.04
                                                =====                                        =====

Weighted average shares outstanding:
         Basic                                  14,695                                       14,695
         Diluted                                15,126                                       15,126


See notes to unaudited Pro Forma Condensed Combined Financial Statements.

INNOVEX INC. AND SUBSIDIARIES
Notes to unaudited Pro Forma Condensed Combined Financial Statements

(a) To reflect the purchase of ADFlex Solutions, Inc. based on the assumption that the transaction was completed as of June 30, 1999. The acquisition will be accounted for under the purchase method and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values. The property, plant and equipment net book value has been reduced $1,000,000 to its fair value and other assets have been increased to reinstate $12,642,000 of deferred tax assets and to record goodwill of $1,000,000.

(b) To reflect the refinancing of the ADFlex credit facility pursuant to the terms of the merger agreement.

(c) To decrease depreciation expense to reflect the restatement to fair value and adjustment in estimated useful lives of the property, plant and equipment as a result of the acquisition.

(d) To deduct the salaries of the former ADFlex executives terminated in conjunction with the merger and record amortization expense over 10 years relating to goodwill.

(e) To reduce interest expense to reflect the refinancing of the ADFlex credit facility and to eliminate interest income on the short term investments used to complete the purchase.

(f) To adjust the provision for income taxes to reflect the reinstatement of ADFlex deferred tax assets and to record the tax effect of the pro forma adjustments.

(g) To record the tax effect of the pro forma statement of operation adjustments.


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